Exhibit 99.1

       Laserscope Reports 22% Increase in Second Quarter 2003 Revenues

     Second Quarter Highlights:
     * Sales of GreenLight PV laser systems triple and fiber-optics double over prior quarter
     * Strong and growing backlog of laser systems demonstrate continued traction
     * Cash position increases to $5.6 million from $4.7 million at 2002 year end

    SAN JOSE, Calif., July 24, 2003 -- Laserscope (Nasdaq: LSCP), a pioneer in the development and commercialization of medical lasers and advanced fiber-optic devices, today reported that revenues for its second quarter ended June 30, 2003 increased 22% to $12.9 million from $10.5 million in the year-ago quarter. Sequentially, revenues increased from $12.5 million for the quarter ended March 31, 2003. Net income was $348,000, or $0.02 per share, compared with net income of $128,000, or $0.01 per share, in the same quarter last year, and net income of $135,000, or $0.01 per share, for the first quarter of 2003.
    "The second quarter marks the seventh consecutive quarter of year-over-year revenue growth," said Eric Reuter, Laserscope's President and CEO. "We are especially pleased with the tremendous performance of our urology business where growing acceptance of our Benign Prostatic Hyperplasia
(BPH) treatment solution is driving sales. Urologists, hospital administrators and patients alike are recognizing the unmatched, long-term clinical results and patient benefits of the Photo-Selective Vaporization of the Prostate (PVP(TM)) procedure.
    "In late April, we introduced a new brand name for our PVP product line that we believe better captured the essence and capability of our technology," continued Reuter. "During the quarter, we shipped 20 GreenLight PV(TM) (formerly known as Niagara PV(TM)) laser systems and 3,075 fibers, up considerably from six systems and 1,400 fibers in the previous quarter. Furthermore, we ended the second quarter with a backlog of 21 GreenLight PV laser systems. We additionally booked eight laser system orders for a new rental program that addresses the desire by many new urologists who are trained in the PVP procedure to rent the system and gain initial experience prior to purchasing. We believe these strong results are evidence of the significant progress we have made in achieving our stated goal of making the PVP procedure the standard of care for BPH.
    "While sales of our urology products are ramping, our aesthetics business continues to perform well in the U.S. and is generating cash that we are redeploying into marketing and research and development," added Reuter. "Domestic aesthetics revenues grew 5% over the second quarter of 2002."
    Gross margin was approximately 50%, compared with approximately 53% for last year's second quarter. Sequentially, the gross margin was relatively unchanged. Selling, general and administrative expenses were $5.0 million, or 39% of net revenues, compared with $4.3 million, or 41% of net revenues, in the year-ago quarter. This demonstrates the Company's good operating leverage despite increased spending on sales, marketing and training efforts to promote awareness of the PVP procedure.
    The Company's cash position increased to $5.6 million at June 30, 2003 from $4.8 million at March 31, 2003 and from $4.7 million at the end of 2002. For the next several quarters, Laserscope expects to continue to fund growth of its urology business with cash flow generated from its aesthetics business and from sales of the GreenLight PV laser systems and fiber-optic devices.

    Six-Month Results
    For the six months ended June 30, 2003, the Company reported revenues of $25.3 million and net income of $483,000, or $0.03 per share, compared with revenues of $19.9 million and net income of $81,000, or breakeven per share, for the same period in 2002.

    Sales Momentum and Traction of GreenLight PV Products
    Reuter continued, "Our fiber volume growth in the second quarter, which increased by almost 120% over first quarter's level, was exciting and exceeded our expectations. We are particularly pleased with the jump in fiber sales to U.S. mobile service providers, which grew from 775 fibers in the first quarter to more than 1,670 in the second quarter. We believe that mobile service providers are the key to driving PVP procedural growth and utilization rates. These results demonstrate that we are successfully meeting our number one goal of growing adoption of the PVP procedure."

    Patent Protects Proprietary Technology
    In April, Laserscope received a patent for the technology and applications of the Company's GreenLight PV laser. "The patent covers our GreenLight PV laser and fiber-optic delivery device when applied in the treatment of BPH and is potentially extendible to other soft tissue applications," said Reuter. "The key to the success of the PVP procedure is the ability to create the high power green light that allows urologists to precisely and quickly vaporize tissue without harming the surrounding area, a feature unmatched by alternative treatment technologies. We believe that this patent further establishes our technology leadership, building an important competitive barrier to entry and giving us a strong market advantage going forward."

    Summary of 98th Annual American Urological Association Meeting
    The Company presented three well-received clinical studies at this year's American Urological Association's meeting held in Chicago, April 27-30, 2003. First, Dr. Reza Malek presented five years of long-term follow-up results from the Mayo Clinic study, which mirrored the previously released three-year follow-up results and continued to confirm the procedure's long-term durability. Second, Dr. Jaspreet Sandhu presented the results from a study conducted at the Weill Cornell Medical Center of NewYork-Presbyterian Hospital that showed the safe and effective use of the PVP procedure on 29 BPH patients with large prostate glands. Finally, in a podium presentation, Dr. Alexis Te presented detailed results of the ongoing multi-site clinical evaluation of 145 patients at six treatment centers around the United States over the past 18 months. The key immediate post-operative and one year follow-up statistics reinforced the findings at the Mayo Clinic and demonstrated that the clinical results achieved with the PVP procedure were unequaled by any other known technology.

    Industry and Outlook
    Providing an update on the shortage of some critical components that the Company experienced in the first quarter of 2003, Reuter said, "We made good progress on this issue and successfully shipped 20 GreenLight PV laser systems in the second quarter. Our ongoing challenge is to improve our yield and bring our manufacturing output up to full capacity. We are confident that we can fulfill our backlog and field needs during this current quarter, and we will closely monitor our suppliers' progress toward the eventual goal of being able to ship within 30 to 60 days after receipt of a customer order."
    The Company also discussed the challenge of medical reimbursement. "We are continuing efforts to combat the reductions to reimbursement for virtually all treatments of BPH. However, these activities may take a significant amount of time to have an impact, and therefore, in the meantime, we will work to continue to increase our PVP adoption within the existing reimbursement environment," concluded Reuter.

     2003 Guidance
     The Company updates the following guidance for 2003:
     -- Laserscope expects that overall laser sales will increase due to continued growth in PVP products. The Company anticipates that it will sell 9,000 to 10,000 PVP fiber-optic devices during the year, an increase from its previous forecast of 7,500. Additionally, Laserscope believes that sales of aesthetic products will grow moderately in all markets. The Company expects that aggregate revenues for the year will exceed $50 million.
     -- Gross margin, as a percentage of 2003 revenues, is expected to be in the range of 50% to 54%.
     -- The Company expects research and development expenses during 2003 to be approximately 8% of net revenues, but may vary from quarter to quarter.
     -- Selling, general and administrative expenses, as a percentage of net revenues, are expected to be marginally lower than the 2002 level of 41%, but remain relatively high in absolute terms in conjunction with continuing investment in educational and training support and marketing programs for the PVP products.
     -- Overall for the year, the Company expects net income between $0.10 and $0.15 per share.

    Management Conference Call
    Management of Laserscope will hold a conference call on Thursday, July 24, 2003, at 8:00 am PDT / 11:00 am EDT to discuss the quarter results. To listen to the call, please dial 800-366-3964 (303-262-2141 for international callers) at least five minutes prior to the start time.
    Investors will have the opportunity to listen to the conference call live on the Internet through Laserscope's Web site at www.laserscope.com or CCBN's CompanyBoardroom at www.companyboardroom.com . Investors should go to the Web site a few minutes early, as it may be necessary to download audio software to hear the conference call.
    A replay of the call will be available through July 31, 2003, by dialing 800-405-2236 (303-590-3000 for international callers), passcode 546780. A replay of the webcast will be available at Laserscope's Web site.
    Additional information on Laserscope including an archive of corporate press releases is also available on the Company's Web site.

    About Laserscope
    Laserscope designs, manufactures, sells and services on a worldwide basis an advanced line of medical laser systems and related energy delivery devices for the office, outpatient surgical center, and hospital markets. More information about Laserscope can be found on the Company's web site at www.laserscope.com .

    Except for historical information presented, the matters discussed in this announcement may contain forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. These risks are detailed from time to time in the Company's public disclosure filings with the U.S. Securities and Exchange Commission (SEC). Copies of Laserscope's public disclosure filings with the SEC, including the most recent Annual Report on Form10-K and the most recent forms 10-Q are available upon request from its Investor Relations Department.

    For further information, please contact Eric Reuter, President & CEO, or Dennis LaLumandiere, CFO, both of Laserscope, +1-408-943-0636; or Scott Malchow, Analyst Contact, or Linda Chien, General Inquiries, both of FRB|Weber Shandwick, +1-310-407-6555, for Laserscope.


                                  Laserscope
                        GreenLight PV(TM) Fiber Sales
                                   (Units)

    2003                             Q1      Q2                        YTD

    U.S. Hospitals & Clinics        466     589                      1,055

    U.S. Mobile Service Providers   775   1,671                      2,446

    International Customers         165     815                        980

        Total                     1,406   3,075                      4,481


    2002                             Q1      Q2       Q3       Q4    Total

    U.S. Hospitals & Clinics         50     190      360      470    1,070

    U.S. Mobile Service Providers    70     300      490    1,090    1,950

    International Customers           0      70      260      100      430

        Total                       120     560    1,110    1,660    3,450


                         LASERSCOPE FINANCIAL SUMMARY
                                 (Unaudited)

    Condensed Consolidated Statements of Income

                                 Three months ended       Six months ended
                                      June 30,                June 30,
    (thousands except
    per share amounts)            2003         2002        2003       2002

    Net revenues                $12,862      $10,529     $25,318    $19,949
    Cost of sales                 6,407        4,957      12,598      9,756

    Gross margin                  6,455        5,572      12,720     10,193
    Operating expenses:
      Research and development    1,097        1,033       2,105      2,049
      Selling, general and
       administrative             4,994        4,289      10,058      7,836
                                  6,091        5,322      12,163      9,885

    Operating income                364          250         557        308
    Interest income (expense)
     and other, net                   6         (104)        (30)      (194)

    Net income before income
     taxes                          370          146         527        114
    Provision for income taxes       22           18          44         33

    Net income                     $348         $128        $483        $81

    Basic and diluted net
     income per share             $0.02        $0.01       $0.03      $0.00

    Shares used in basic per
     share calculations          17,252       16,335      17,076     16,262

    Shares used in diluted
     per share calculations      19,415       18,688      19,151     18,511


    Condensed Consolidated Balance Sheets
                                                    June 30,   December 31,
    (thousands)                                       2003         2002

    Assets
    Current assets:
      Cash & cash equivalents                       $5,603        $4,661
      Accounts receivable, net                      10,576        10,287
      Inventories                                   11,004        10,445
      Prepayments and other current assets             909         1,027
        Total current assets                        28,092        26,420

    Property and equipment, net                      1,753         1,808
    Other assets                                       867           935

        Total assets                               $30,712       $29,163

    Liabilities and Shareholders' Equity
    Current liabilities                            $11,229       $10,768
    Convertible subordinated debentures              2,328         2,853
    Obligations under capital leases                    32            60
    Shareholders' equity                            17,123        15,482

    Total liabilities and shareholders' equity     $30,712       $29,163


SOURCE  Laserscope
    /CONTACT: Eric Reuter, President & CEO, or Dennis LaLumandiere, CFO, both of Laserscope, +1-408-943-0636; or Scott Malchow, Analyst Contact, or Linda Chien, General Inquiries, both of FRB|Weber Shandwick, +1-310-407-6555, for Laserscope/
    /Web site:  http://www.laserscope.com
                http://www.companyboardroom.com /
    (LSCP)

CO:  Laserscope
ST:  California
IN:  MTC BIO
SU:  ERN ERP CCA MAV